Exhibit 99.1

IT Tech Packaging, Inc. Announces Second Quarter 2022 Unaudited Financial Results

BAODING, China, August 9, 2022 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the six and three months ended June 30, 2022.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “Despite the negative impact associated with the resurgence of COVID-19 pandemic to our business during the second quarter of 2022, we strived to provide high-quality products to our customers. As business activities gradually return to normal, we expect to take the necessary steps to strengthen our business resilience and improve our competitive advantages to prepare for growth opportunities ahead. With our dedicated team’s effort and our long-term strategy of exploring growth opportunities in the industry, we remain confident about our business fundamentals and potential to grow. Despite the challenging environment, we anticipate to continue to execute our strategic initiatives, expand our business, and improve operating efficiency. In addition, we remain focused on improving our products to meet the evolving demands of our customers and strengthen our relationship with customers. Looking ahead to the remainder of 2022 and beyond, we believe we are well positioned to achieve our growth goals and create long-term values for shareholders.”

Second Quarter 2022 Unaudited Financial Results

	For the Three Months Ended June 30,
($ millions)	2022	2021	% Change
Revenues	31.79	46.53	-31.7%
Regular Corrugating Medium Paper (“CMP”)*	25.85	30.25	-14.5%
Light-Weight CMP**	5.44	6.56	-17.1%
Offset Printing Paper	-	7.18	-100.0%
Tissue Paper Products	0.41	2.43	-83.1%
Face Masks	0.09	0.11	-19.6%

Gross profit	0.63	3.03	-79.1%
Gross profit (loss) margin	2.0%	6.5%	-4.5 pp	****
Regular Corrugating Medium Paper (“CMP”)*	4.3%	5.1%	-0.8 pp	****
Light-Weight CMP**	6.0%	6.7%	-0.7 pp	****
Offset Printing Paper	-	17.7%	-17.7 pp	****
Tissue Paper Products***	-198.0%	-9.6%	-188.4 pp	****
Face Masks	20.8%	10.0%	10.8 pp	****

Operating income (loss)	-1.24	0.43	-386.9%
Net loss	-0.29	-0.45	36.5%
EBITDA	3.55	9.03	-60.7%
Basic and Diluted loss per share	-0.003	-0.01	70.1%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

●	Revenue decreased by 31.7% to approximately $31.79 million, mainly due to the decrease in sales volume of CMP, offset printing paper and tissue paper products.
●	Gross profit decreased by 79.1% to approximately $0.63 million. Total gross margin decreased by 4.5 percentage point to 2.0%.
●	Loss from operations was approximately $1.24million, compared to income from operations of approximately $0.43 million for the same period of last year.
●	Net loss was approximately $0.29 million, or loss per share of $0.003, compared to net loss of approximately $0.45 million, or loss per share of $0.01, for the same period of last year.
●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $3.55million, compared to $9.03 million for the same period of last year.

Revenue

For the second quarter of 2022, total revenue decreased by 31.7%, to approximately $31.79 million from approximately $46.53 million for the same period of last year. The decrease in total revenue was mainly due to the decrease in sales volume of CMP, offset printing paper and tissue paper products.

The following table summarizes revenue, volume and ASP by product for the second quarter of 2022 and 2021, respectively:

	For the Three Months Ended June 30,
	2022			2021
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	25,853	53,943	479	30,252	60,507	500
Light-Weight CMP	5,436	11,642	467	6,561	13,491	486
Offset Printing Paper	-	-	-	7,184	10,415	690
Tissue Paper Products	411	383	1,074	2,428	2,196	1,106
Total	31,701	65,968	481	46,426	86,609	536

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	88	3,014	29	109	2,635	41

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 15.0%, to approximately $31.29 million and accounted for 98.4% of total revenue for the second quarter of 2022, compared to approximately $36.81million, or 79.1% of total revenue for the same period of last year. The Company sold 65,585 tonnes of CMP at an ASP of $477/tonne in the second quarter of 2022, compared to 73,998 tonnes at an ASP of $497/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 14.5%, to approximately $25.85 million for the second quarter of 2022, compared to revenue of approximately $30.25 million for the same period of last year. The Company sold 53,943 tonnes of regular CMP at an ASP of $479/tonne during the second quarter of 2022, compared to 60,507 tonnes at an ASP of $500/tonne for the same period of last year. Revenue from light-weight CMP decreased by 17.1%, to approximately $5.44 million for the second quarter of 2022, compared to revenue of approximately $6.56 million for the same period of last year. The Company sold 11,642 tonnes of light-weight CMP at an ASP of $467/tonne for the second quarter of 2022, compared to 13,491 tonnes at an ASP of $486/tonne for the same period of last year.

Revenue from offset printing paper was $nil for the second quarter of 2022, compared to revenue of approximately $7.18 million for the same period of last year. The Company sold 10,415 tonnes of offset printing paper at an ASP of $690/tonne in the second quarter of 2021.

Revenue from tissue paper products decreased by 83.1%, to approximately $0.41million for the second quarter of 2022, from approximately $2.43 million for the same period of last year. The Company sold 383 tonnes of tissue paper products at an ASP of $1,074/tonne for the second quarter of 2022, compared to 2,196 tonnes at an ASP of $1,106/tonne for the same period of last year.

Revenue from face masks decreased by 19.6%, to approximately $0.09 million for the second quarter of 2022, from $0.11 million for the same period of last year. The Company sold 3,014 thousand pieces of face masks for the second quarter of 2022, compared to 2,635 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by 28.4%, to approximately $31.15 million for the second quarter of 2022 from approximately $43.51 million for the same period of last year. The decrease in overall cost of sales was mainly due to the decrease in sales quantity of regular CMP, offset printing paper and tissue paper products.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $459, $439, $nil and $3,200, respectively, for the second quarter of 2022, compared to $475, $454, $567 and $1,211, respectively, for the same period of last year.

Total gross profit was approximately $0.63 million for the second quarter of 2022, compare to the gross profit of approximately $3.03 million for the same period of last year as a result of factors described above. Overall gross margin was 2.0% for the second quarter of 2022, compared to 6.5% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 4.3%, 6.0%, nil%, -198.0% and 20.8%, respectively, for the second quarter of 2022, compared to 5.1%, 6.7%, 17.7%, -9.6% and 10.0%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by 28.0%, to approximately $1.87 million for the second quarter of 2022 from approximately $2.60 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $1.24 million for the second quarter of 2022, a decrease of 386.9%, from income from operations of approximately $0.43 million for the same period of last year. Operating loss margin was 3.9% for the second quarter of 2022, compared to operating income margin of 0.9% for the same period of last year.

Net Loss

Net loss was approximately $0.29 million, or loss per share of $0.003, for the second quarter of 2022, compared to net loss of approximately $0.45 million, or loss per share of $0.01, for the same period of last year.

EBITDA

EBITDA was approximately $3.55 million for the second quarter of 2022, compared to approximately $9.03 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended June 30,
($ millions)	2022	2021
Net loss	-0.29	-0.45
Add: Income tax	-0..24	5.12
Net interest expense	0.26	0.28
Depreciation and amortization	3.82	4.07
EBITDA	3.55	9.03

First Half of 2022 Unaudited Financial Results

	For the Six Months Ended June 30,
($ millions)	2022	2021	% Change
Revenues	47.27	70.74	-33.2%
Regular Corrugating Medium Paper (“CMP”)*	38.95	47.22	-17.5%
Light-Weight CMP**	7.36	10.31	-28.6%
Offset Printing Paper	-	9.30	-100.0%
Tissue Paper Products	0.81	3.68	-78.0%
Face Masks	0.14	0.24	-39.8%

Gross profit	0.94	4.86	-80.6%
Gross profit (loss) margin	2.0%	6.9%	-4.9 pp	****
Regular Corrugating Medium Paper (“CMP”)*	4.6%	6.3%	-1.7 pp	****
Light-Weight CMP**	6.5%	8.3%	-1.8 pp	****
Offset Printing Paper	-	18.1%	-18.1 pp	****
Tissue Paper Products***	-170.2%	-18.7%	-151.5 pp	****
Face Masks	24.2%	14.8%	9.4 pp	****

Operating loss	-4.19	-0.29	-1331.9%
Net loss	-2.78	-4.79	42.1%
EBITDA	4.75	8.96	-46.9%
Basic and Diluted loss per share	-0.03	-0.10	72.7%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the first half of 2022, total revenue decreased by 33.2%, to approximately $47.27 million from approximately $70.74 million for the same period of last year. The decrease in total revenue was mainly due to the decrease in sales volume of CMP, offset printing paper and tissue paper products.

The following table summarizes revenue, volume and ASP by product for the first half of 2022 and 2021, respectively:

	For the Six Months Ended June 30,
	2022			2021
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	38,953	79,188	492	47,216	94,133	502
Light-Weight CMP	7,364	15,483	476	10,309	21,161	487
Offset Printing Paper	-	-	-	9,300	13,557	686
Tissue Paper Products	810	780	1,038	3,680	3,317	1,109
Total	47,126	95,451	494	70,505	132,168	533

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	144	12,664	11	239	6,470	37

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 19.5%, to approximately $46.32 million and accounted for 98.0% of total revenue for first half of 2022, compared to approximately $57.53million, or 81.3% of total revenue for the same period of last year. The Company sold 94,671 tonnes of CMP at an ASP of $489/tonne in first half of 2022, compared to 115,294 tonnes at an ASP of $499/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 17.5%, to approximately $38.95 million for first half of 2022, compared to revenue of approximately $47.22 million for the same period of last year. The Company sold 79,188 tonnes of regular CMP at an ASP of $492/tonne during the first half of 2022, compared to 94,133 tonnes at an ASP of $502/tonne for the same period of last year. Revenue from light-weight CMP decreased by 28.6%, to approximately $7.36 million for the first half of 2022, compared to revenue of approximately $10.31 million for the same period of last year. The Company sold 15,483 tonnes of light-weight CMP at an ASP of $476/tonne for the first half of 2022, compared to 21,161tonnes at an ASP of $487/tonne for the same period of last year.

Revenue from offset printing paper was $nil for the first half of 2022, compared to revenue of approximately $9.30 million for the same period of last year. The Company sold 13,557 tonnes of offset printing paper at an ASP of $686/tonne in the first half of 2021.

Revenue from tissue paper products decreased by 78.0%, to approximately $0.81 million for the first half of 2022, from approximately $3.68 million for the same period of last year. The Company sold 780 tonnes of tissue paper products at an ASP of $1,038/tonne for the first half of 2022, compared to 3,317 tonnes at an ASP of $1,109/tonne for the same period of last year.

Revenue from face masks decreased by 39.8%, to approximately $0.14 million for the first half of 2022, from $0.24 million for the same period of last year. The Company sold 12,664 thousand pieces of face masks for the first half of 2022, compared to 6,470 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by 29.7%, to approximately $46.33 million for the first half of 2022 from approximately $65.88 million for the same period of last year. The decrease in overall cost of sales was mainly due to the decrease in sales quantity of CMP, offset printing paper and tissue paper products.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $469, $445,$nil and $2,805, respectively, for the first half of 2022, compared to $470, $447, $562 and $1,317, respectively, for the same period of last year.

Total gross profit was approximately $0.94 million for the first half of 2022, compare to the gross profit of approximately $4.86 million for the same period of last year as a result of factors described above. Overall gross margin was 2.0% for the first half of 2022, compared to 6.9% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 4.6%, 6.5%, nil%, -170.2% and 24.2%, respectively, for the first half of 2022, compared to 6.3%, 8.3%, 18.1%, -18.7% and 14.8%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 0.3%, to approximately $5.17 million for the first half of 2022 from approximately $5.15 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $4.19 million for the first half of 2022, an increase of 1331.9%, from loss from operations of approximately $0.29 million for the same period of last year. Operating loss margin was 8.9% for the first half of 2022, compared to operating loss margin of 0.4% for the same period of last year.

Net Loss

Net loss was approximately $2.78 million, or loss per share of $0.03, for the first half of 2022, compared to net loss of approximately $4.79 million, or loss per share of $0.10, for the same period of last year.

EBITDA

EBITDA was approximately $4.75 million for the first half of 2022, compared to approximately $8.96 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Six Months Ended June 30,
($ millions)	2022	2021
Net loss	-2.78	-4.79
Add: Income tax	-0.59	5.02
Net interest expense	0.53	0.56
Depreciation and amortization	7.59	8.17
EBITDA	4.75	8.96

Cash, Liquidity and Financial Position

As of June 30, 2022, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $14.34million, $11.10million and $4.92million, respectively, compared to approximately $11.20 million, $13.52 million and $2.98 million, respectively, as of December 31, 2021.

Net accounts receivable was approximately $3.82 million as of June 30, 2022, compared to approximately $4.87 million as of December 31, 2021. Net inventory was approximately $6.63 million as of June 30, 2022, compared to approximately $5.84 million as of December 31, 2021. As of June 30, 2022, the Company had current assets of approximately $48.45 million and current liabilities of approximately $17.33million, resulting in a working capital of approximately $31.12 million. This was compared to current assets of approximately $55.52 million and current liabilities of approximately $20.43 million, resulting in a working capital of approximately $35.09 million as of December 31, 2021.

Net cash provided by operating activities was approximately $3.95million for the first half of 2022, compared to net cash used in operating activities of approximately $15.57 million for the same period of last year. Net cash used in investing activities was approximately $7.32 million for the first half of 2022, compared to approximately $0.17 million for the same period of last year. Net cash provided by financing activities was approximately $6.67 million for the first half of 2022, compared to approximately $41.67 million for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Forward-looking Statement

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

For more information, please contact:

At the Company
Email: ir@itpackaging.cn

Tel: +86 312 8698215

Investor Relations

Ascent Investor Relations LLC
Ms. Tina Xiao
Email: tina.xiao@ascent-ir.com

Tel: +1-917-609-0333

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2022 AND DECEMBER 31, 2021

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS

Current Assets
Cash and bank balances	$14,344,077	$11,201,612
Restricted cash	—	—
Accounts receivable (net of allowance for doubtful accounts of $51,319 and $69,053 as of June 30, 2022 and December 31, 2021, respectively)	3,820,123	4,868,934
Inventories	6,629,657	5,844,895
Prepayments and other current assets	22,807,300	25,796,640
Due from related parties	844,431	7,804,068

Total current assets	48,445,588	55,516,149

Prepayment on property, plant and equipment	—	43,446,210
Finance lease right-of-use assets, net	2,092,625	2,286,459
Property, plant, and equipment, net	161,195,384	126,587,428
Value-added tax recoverable	2,226,703	2,430,277
Deferred tax asset non-current	11,501,093	11,268,679

Total Assets	$225,461,393	$241,535,202

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$5,958,518	$5,958,561
Current portion of long-term loans from credit union	4,410,406	6,838,465
Lease liability	224,219	210,161
Accounts payable	17,098	10,255
Advance from customers	37,709	39,694
Due to related parties	727,433	727,433
Accrued payroll and employee benefits	228,624	291,206
Other payables and accrued liabilities	5,507,880	5,250,539
Income taxes payable	219,307	1,108,038
Total current liabilities	17,331,194	20,434,352

Loans from credit union	4,917,007	2,980,065
Deferred gain on sale-leaseback	100,820	155,110
Lease liability - non-current	20,299	152,233
Derivative liability	716,901	2,063,534
Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $16,668,603 and $17,924,475 as of June 30, 2022 and December 31, 2021, respectively)	23,086,221	25,785,294

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 99,049,900 shares issued and outstanding as of June 30, 2022 and December, 31,2021.	99,050	99,050
Additional paid-in capital	88,927,787	88,927,787
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive (loss) income	(102,441)	10,496,168
Retained earnings	107,370,202	110,146,329
Total stockholders’ equity	202,375,172	215,749,908
Total Liabilities and Stockholders’ Equity	$225,461,393	$241,535,202

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues	$31,788,884	$46,534,915	$47,270,502	$70,744,342

Cost of sales	(31,154,847)	(43,505,895)	(46,326,020)	(65,884,317)

Gross Profit	634,037	3,029,019	944,482	4,860,024

Selling, general and administrative expenses	(1,869,802)	(2,597,611)	(5,170,683)	(5,152,929)
Gain on acquisition	(1,840)	—	32,163	—

(Loss) Income from Operations	(1,237,605)	431,408	(4,194,038)	(292,905)

Other Income (Expense):
Interest income	4,924	11,719	8,379	16,052
Subsidy income	—	1,104	—	197,891
Interest expense	(259,106)	(283,899)	(529,919)	(562,800)
Gain (Loss) on derivative liability	960,045	4,509,007	1,346,633	872,040

(Loss) Income before Income Taxes	(531,742)	4,669,339	(3,368,945)	230,278

Provision for Income Taxes	243,829	(5,122,587)	592,818	(5,022,382)

Net Loss	(287,913)	(453,248)	(2,776,127)	(4,792,104)

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(11,524,747)	3,416,162	(10,598,609)	1,947,392

Total Comprehensive (Loss) Income	$(11,812,660)	$2,962,914	$(13,374,736)	$(2,844,712)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.003)	$(0.01)	$(0.03)	$(0.10)

Outstanding – Basic and Diluted	99,049,900	46,638,550	99,049,900	46,638,550

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$(2,776,127)	$(4,792,104)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,592,319	8,166,403
(Gain) Loss on derivative liability	(1,346,633)	(872,040)
Gain on acquisition	(33,178)	—
(Recovery from) Allowance for bad debts	(14,731)	53,074
Deferred tax	(821,225)	3,764,689
Changes in operating assets and liabilities:
Accounts receivable	845,450	(3,229,340)
Prepayments and other current assets	1,963,348	(8,060,524)
Inventories	(1,111,160)	(10,412,117)
Accounts payable	7,588	144,206
Related parties	—	(860,721)
Accrued payroll and employee benefits	(49,534)	86,928
Other payables and accrued liabilities	553,308	15,529
Income taxes payable	(859,643)	425,654
Net Cash Provided by (Used in) Operating Activities	3,949,782	(15,570,363)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(681,640)	(171,541)
Acquisition of land	(6,642,665)	—

Net Cash Used in Investing Activities	(7,324,305)	(171,541)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	—	41,837,553
Repayment of bank loans	—	(77,301)
Payment of capital lease obligation	(102,902)	(88,661)
Loan repaid by a related party	6,776,889	—

Net Cash Provided by Financing Activities	6,673,987	41,671,591

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(156,999)	201,419

Net Increase in Cash and Cash Equivalents	3,142,465	26,131,106

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	11,201,612	4,142,437

Cash, Cash Equivalents and Restricted Cash - End of Period	$14,344,077	$30,273,543

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$165,629	$312,344
Cash paid for income taxes	$1,088,049	$265,450

Cash and bank balances	14,344,077	30,273,543
Restricted cash	—	—
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	14,344,077	30,273,543